Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FAT BRANDS INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

FAT Brands Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is FAT Brands Inc.

SECOND: Section 8.01 of Article VIII of the Corporation’s Second Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

“SECTION 8.01 Limitation of Personal Liability. No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as it presently exists or may hereafter be amended from time to time. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.”

THIRD: Pursuant to resolutions adopted at a meeting of the Board of Directors of the Corporation approving the proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring the amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof, the special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: The foregoing amendments were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, FAT Brands Inc. has caused this Certificate to be duly executed in its corporate name this 24th day of December, 2024.

FAT BRANDS INC.

By:	/s/ Kenneth Kuick
Name:	Kenneth Kuick
Title:	Co-Chief Executive Officer